EXHIBIT 99


               ORION PICTURES CORPORATION NEWS




FOR IMMEDIATE RELEASE


              ORION PICTURES AND CHEMICAL BANK
                ENTERING NEW CREDIT FACILITY


LOS ANGELES, SEPT. 8, 1995 --- Orion Pictures Corporation (NASDAQ:ORPC)

announced today that it has entered into a commitment letter with

Chemical Bank in which Chemical Bank and its affiliate, Chemical

Securities, Inc., have agreed to provide certain financing arrangements in connection with the previously announced merger of Orion with The

Actava Group Inc. (NYSE:ACT), MCEG Sterling Incorporated (OTC:MCEG) and

Metromedia Telecommunications, Inc. (MITI) which will form a new entity to be named Metromedia International Group.

          Chemical's commitment to provide such financing remains subject to a number of conditions precedent, including the consummation of the merger of the four companies, Chemical's satisfactory due diligence review of Orion and other customary conditions.

          The financing to be provided by Chemical to Orion consists of a

$135 million secured term loan and a secured revolving credit facility of up to $50 million, each secured by substantially all of Orion's assets.

The revolving credit facility also will be guaranteed by Metromedia

Company, Orion's majority stockholder, and John D. Phillips, the chief executive officer of Actava.

          The proceeds of the term loan portion of the Chemical financing will be used to refinance a majority of Orion's indebtedness, including

Orion's Talent Notes due 1999 and Orion's Creditor Notes due 1999.  As

Orion has previously disclosed, as of August 31, 1995, it had not satisfied certain mandatory minimum amounts under the indentures pursuant to which such notes were issued.  The $50 million revolving line of credit will be used to finance the production and acquisition of new film product by Orion and for general working capital purposes.

          The previously announced merger of the four companies remains subject to a number of conditions, including the successful refinancing of the currently outstanding indebtedness of Orion, shareholder approval and other customary conditions.

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